Exhibit 10.31

BB&T

ADDENDUM TO RENEWAL PROMISSORY NOTE

THIS  ADDENDUM  TO  RENEWAL  PROMISSORY  NOTE  (“Addendum”)  is  hereby  made  a  part  of  the  Renewal Promissory Note dated March    , 2013, from  BODY CENTRAL CORP., a Delaware corporation, BODY CENTRAL DIRECT, INC., a Florida corporation (formerly known as Catalogue Ventures, Inc.), BODY CENTRAL STORES, INC., a Florida corporation (formerly known as Body Shop of America, Inc.) and BODY CENTRAL SERVICES, INC., a Florida corporation (collectively, “Borrower”) payable  to  the order of Branch Banking and Trust Company (“Bank”) in the principal amount of $5,000,000.00 (including all renewals, extensions, modifications and substitutions thereof, the “Note”).

I.                                 DEFINITIONS.

1.1                        Adjusted LIBOR Rate means a rate of interest per annum equal to the sum obtained (rounded upwards, if necessary, to the next higher 1/100th of 1.0%) by adding (i) the One Month LIBOR plus (ii) One and Thirty-Five/One Hundredths percent (1.35%) per annum, which shall be adjusted monthly on the first day of each month for each LIBOR Interest Period.  If the first day of any month falls on a date when the Bank is closed, the Adjusted LIBOR Rate shall be determined as of the last preceding business day.  The Adjusted LIBOR Rate shall be adjusted for any change in the LIBOR Reserve Percentage so that Bank shall receive the same yield. If checked here ☒ the interest rate will not exceed a(n) ☐ fixed ☐ average maximum rate of N/A% and will not decrease below a minimum rate of 2.0%.  If an average maximum rate is specified, a determination of the average interest rate assessed and a reimbursement by Bank of interest paid in excess of the maximum rate, if any, will be made on N/A.  If the loan has been repaid prior to this date, no reimbursement will be made.

1.2                        One Month LIBOR means the average rate quoted on Reuters Screen LIBOR01 Page (or such replacement page) on the determination date for deposits in U. S. Dollars offered in the London interbank market for one month determined as of 11:00 am London time two (2) Business Days prior to the commencement of the applicable LIBOR Interest Period, provided that if the above method for determining one-month LIBOR shall not be available, the rate quoted in The Wall Street Journal, a rate determined by a substitute method of determination agreed on by Borrower and Bank; provided further that if such agreement is not reached within a reasonable period of time (in Bank’s sole judgment), a rate reasonably determined by Bank in its sole discretion as a rate being paid, as of the determination date, by first class banking organizations (as determined by Bank) in the London interbank market for U. S. Dollar deposits.

1.3                        LIBOR Advance means the loan advances made by Bank to Borrower evidenced by this Note upon which the Adjusted LIBOR Rate of interest shall apply.

1.4                        LIBOR Interest Period means a period of one calendar month as may be elected by the Borrower applicable to any LIBOR Advance which shall begin on first day of any month notwithstanding the maturity date of this Note; provided, however, that a LIBOR Interest Period may be less than one calendar month in and only in the calendar month in which the Note originates or matures.

1.5                        LIBOR Reserve Percentage means the maximum aggregate rate at which reserves (including, without limitation, any marginal supplemental or emergency reserves) are required to be maintained under Regulation D by member banks of the Federal Reserve System with respect to dollar funding in the London interbank market.  Without limiting the effect of the foregoing, the LIBOR Reserve Percentage shall reflect any other reserves required to be maintained by such member banks by reason of any applicable regulatory change against (i) any category of liability which includes deposits by reference to which the Adjusted LIBOR Rate is to be determined or (ii) any category of extensions of credit or other assets related to LIBOR.

1.6                        Standard Rate means, for any day, a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1.0%) equal to the Bank’s announced Prime Rate minus .25% per annum, and each change in the Standard Rate shall be effective on the date any change in the Prime Rate is publicly announced as being effective.

II.                            LOAN BEARING ADJUSTED LIBOR RATE

2.1                        Application of Adjusted LIBOR Rate.  The Adjusted LIBOR Rate shall apply to the entire principal balance outstanding of a LIBOR Advance for any LIBOR Interest Period.

2.2        Adjusted LIBOR Based Rate Protections.

(a)                        Inability to Determine Rate.  In the event that Bank shall have determined, which determination shall be final, conclusive and binding, that by reason of circumstances occurring after the date of this Note affecting the London interbank market, adequate and fair means do not exist for ascertaining the LIBOR on the basis provided for in this Note, Bank shall give notice (by telephone confirmed in writing or by telecopy) to Borrower of such determination, whereupon (i) no LIBOR Advance shall be made until Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any request by Borrower for a LIBOR Advance shall be deemed to be a request for an advance at the Standard Rate.

(b)                        Illegality; Impracticability.  In the event that Bank shall determine, which determination shall be final, conclusive and binding, that the making, maintaining or continuance of any portion of a LIBOR Advance (i) has become unlawful as a result of compliance by Bank with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any of the same not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause Bank material hardship, as a result of contingencies occurring after the date of this Note materially and adversely affect the London interbank market or Bank’s ability to make LIBOR Advances generally, then, and in any such event, Bank shall give notice (by telephone confirmed in writing or by telecopy) to Borrower of such determination. Thereafter, (x) the obligation of Bank to make any

LIBOR Advances or to convert any portion of the loan to a LIBOR Advance shall be suspended until such notice shall be withdrawn by Bank, and (y) any request by Borrower for a LIBOR Advance shall be deemed to be a request for an advance at the Standard Rate.

Witnesses:	BODY CENTRAL CORP., a Delaware corporation

/S/ Robert Mason	By:	/s/ Thomas W. Stoltz
Thomas W. Stoltz, Chief Operating Officer & Chief Financial Officer

/S/ Robert Mason
Witnesses:	BODY CENTRAL STORES, INC., a Florida corporation, formerly known as Body Shop of America, Inc.

	By:	/s/ Thomas W. Stoltz
Thomas W. Stoltz, Chief Operating Officer & Chief Financial Officer

/S/ Robert Mason
BODY CENTRAL STORES, INC., a Florida corporation, formerly known as Catalogue Ventures, Inc.
Witnesses:
	By:	/s/ Thomas W. Stoltz
Thomas W. Stoltz, Chief Operating Officer & Chief Financial Officer

Witnesses:	BODY CENTRAL SERVICES, INC., a Florida corporation

/S/ Robert Mason	By:	/s/ Thomas W. Stoltz
Thomas W. Stoltz, Chief Operating Officer & Chief Financial Officer